Exhibit 99.2
December 29, 2017
Dear Financial Professional:
Today, Carter Validus Mission Critical REIT, Inc. (the “Company,” “we” or “us”) filed a Current Report on Form 8-K announcing its updated estimated net asset value (“NAV”) per share of its common stock as of September 30, 2017. The Company’s board of directors, upon the recommendation of the audit committee of the board of directors, approved an estimated NAV per share of the Company’s common stock of $9.26 (the “Estimated Per Share NAV”), which is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of September 30, 2017. Robert A. Stanger & Co., Inc. (“Stanger”), an independent valuation firm, was engaged by the Board to calculate an Estimated Per Share NAV and provide an appraised value on 62 of the 84 properties in our portfolio. Four of our properties were valued by appraisal firms other than Stanger, and the remaining 18 properties, one of which was partially owned by the Company through a consolidated joint venture, (the “Disposition Properties”) were included at the then pending disposition prices pursuant to purchase and sale agreements, term sheets and tenant purchase option agreements, as applicable, net of estimated transaction costs.
Some key items related to our Estimated Per Share NAV:

•	Our first estimated NAV per share was $10.05, as of September 30, 2015, and the previous estimated NAV per share was $10.02, as of September 30, 2016.

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The decline in the estimated NAV per share to $9.26 as of September 30, 2017, is the result of a number of factors, including but not limited to, a change in the value of real estate relative to the prior year’s NAV, certain lost rental income and reserves and write-offs recorded on tenant related notes receivable from certain healthcare care assets, including Walnut Hill Medical Center, Cumberland Surgical Hospital and Miami International Medical Center, and estimated disposition costs associated with the sale of certain properties.

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The Company recently announced the completion of its disposition of a 14-property data center portfolio and of a 250,000 square foot data center in Chicago, IL. In addition, we closed on the sale of one healthcare property in December and anticipate closing the sale of two additional data center properties in mid-January. We will evaluate and determine how to best deploy the proceeds from our dispositions, including potentially paying a special distribution to stockholders.

It is important to consider that the Estimated Per Share NAV of $9.26 is simply a snapshot as of a particular date, which can fluctuate over time, including in the event we should purchase and/or sell additional properties, and is not intended to represent the amount that a stockholder could expect to receive if they were to sell their shares of common stock now or if we liquidate in the future. Subsequent estimates of our NAV per share will be prepared at least annually. For more details related to the valuation and Stanger’s involvement in the process, please refer to the Form 8-K filed with the SEC on December 29, 2017.

We are optimistic about the prospects for the Company and continue to explore strategic options to maximize stockholder value. We thank you for your support of Carter Validus Mission Critical REIT, Inc. If you have any questions, please do not hesitate to contact your SC Distributors sales consultant or the sales desk at (877)-907-1148.

Sincerely,
John E. Carter
Chairman and Chief Executive Officer
Carter Validus Mission Critical REIT, Inc.

Forward-looking Statements
This letter may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated net asset value per share of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2017, June 30, 2017, and September 30, 2017, filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, the Company’s inability to pay a monthly distribution, the Company’s inability to maximize returns to investors and the Company’s inability to realize a wide variety of future liquidity opportunities. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.